EXHIBIT 99.1
        Other Considerations

        Documents and press releases prepared by the Company, including this report on Form 10-KSB may from time to time contain forward looking statements. The Company, its assets, operations, and financial condition and such forward looking statements made by the Company are subject to various risks and uncertainties, including without limitation, the following:

        ABILITY TO CONTINUE AS A GOING CONCERN. As a result of the Company's net losses and negative cash flow from operating activities in recent periods, the Company's independent auditors have included in their report on the Company's March 31, 1998 financial statements an explanatory paragraph regarding the ability of the Company to continue as a going concern. The Company is seeking additional debt and equity funds, in one or more private placements transactions, in order to obtain the funds necessary to meet its immediate working capital needs.
 There can be no assurance that the Company will be able to successfully complete the private placements or loan transactions or otherwise obtain the necessary funds to continue the Company's operations.

        LIQUIDITY. The Company's continuing operating losses and capital commitments in connection with its acquisition of DVD-ROM manufacturing capabilities and license of related DVD-ROM technology from Hyundai have created a liquidity problem for the Company. As of March 31, 1998, the Company had working capital of $10.4 million, as compared to working capital of $32.7 million as of March 31, 1997, and the Company's working capital has further declined since March 31, 1998. In June 1998, the Company entered into an agreement with Dr. Edmund Y. Sun, the Company's Chairman and Chief Technology Officer, pursuant to which Dr. Sun agreed to purchase from the Company $1,000,000 of the Common Stock in July 1998. Payment for these shares will be made by cancellation of $1,000,000 of working capital loans made to the Company by Dr. Sun in June 1998. Notwithstanding the private placement to Dr. Sun, the Company will need to generate additional liquidity to meet its current obligations and maintain its current level of operations or to finance any significant future increase in revenues and is actively seeking additional financing to meet those needs. The Company is currently negotiating equity investments with several potential investors. However, there can be no assurance that any such financings will ever be consummated, that such financings if so consummated will be on terms favorable to the Company or that such financings will be sufficient to meet the Company's immediate needs. If adequate funds are not available to satisfy its capital requirements, the Company may be required to curtail its operations significantly or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish material rights to certain of its technologies or potential markets.

        The Company has incurred operating losses since fiscal year 1994. Even if the Company successfully completes the equity financings it is currently attempting to consummate, if the Company continues to experience operating losses in the future that result in a significant utilization of its liquid resources, the Company's liquidity and its ability over the long-term to sustain operations at current levels could be materially adversely affected.

        The Company may seek additional public or private financing to meet its longer term capital needs if market conditions are favorable. If additional funds are raised through the issuance of equity securities, it is likely that the Company will be required to sell such securities at a substantial discount to the current market price for the Company's Common Stock, the percentage ownership of the then current shareholders of the Company will be reduced, and such equity securities may have rights, preferences or privileges senior to those of the holders of the Common Stock. No assurance can be given that additional financing will be available or that, if available, they will be available on terms favorable to the Company or its shareholders. Any increase in the outstanding number of shares of Common Stock or options and warrants to acquire Common Stock may have an adverse effect on the market price of the Common Stock and may hinder efforts to arrange future financing.

        HISTORY OF LOSSES AND ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES. To date, the Company has incurred significant losses. At March 31, 1998 the Company had an accumulated deficit of approximately $46,015,000. The Company incurred operating losses of approximately $12,206,000 and $26,807,000 for the fiscal years ended March 31, 1997 and March 31, 1998. Such losses resulted principally from limited revenues from operations, price competition for the Company's products, including pricing strategies implemented in order to penetrate certain markets and significant costs associated with the development of the Company's technologies. The Company expects to incur losses in the first half of the fiscal year ending March 31, 1999 and until such future time, if ever, as there is a substantial increase in product sales. There can be no assurance that sales of the Company's products will ever generate significant revenue, or that the Company will generate positive cash flow from its operations or attain or thereafter sustain profitability in any future period.

        UNCERTAINTY OF MARKET ACCEPTANCE OF PRODUCTS; LACK OF ESTABLISHED MARKET FOR CERTAIN PRODUCTS. The Company's business is dependent on market acceptance of its digital video technology and the successful commercialization of products utilizing this technology. In March 1997, the next-generation CD product, known as DVD, was launched in its home-video format by several large consumer electronics manufacturers in the United States. A product for computer applications, known as the DVD-ROM has recently entered the market as well. The Company believes a number of factors should contribute to the long-term success of the DVD player, including the movie industry's endorsement; the computer industry's demand; and the general movement towards digital technology. However, there can be no assurance that the DVD market will become a significant one in the near term or at all.

        In late 1996 the Company began the development of a DVD player and related products for the home entertainment, business and computer markets. In June 1998, the Company acquired a perpetual royalty-free license to certain DVD-ROM technology from Hyundai and acquired certain related manufacturing capabilities. The Company expects to commence manufacturing DVD player, DVD Intelligent Loader, DVD Video Engine and DVD-ROM products within the current calendar year. It is anticipated that these products will be marketed to original equipment manufacturers on a proprietary basis and will be available in both consumer and commercial products. However, there can be no assurance that the Company will be able to compete effectively in the market for products using the new format or any different format. The Company's ability to successfully market its DVD-ROM, DVD Intelligent Loader, DVD Video Engine and/or DVD player products will depend in part on the willingness of potential customers to incur the costs involved in purchasing products and systems which contain a DVD-ROM, DVD Intelligent Loader, DVD Video Engine and DVD players, which in turn will depend on the Company and others convincing potential customers of the benefits of digital video.

        The competition for DVD consumer players and DVD-ROM computer devices is expected to be intense. Among the factors which may limit widespread adoption of the current DVD player are a competing technology player (DIVX) (short for "digital video express"), the inability of current models to record, the limited number of software titles currently available, the relatively high current retail price, and remaining unresolved technical issues, including certain issues with respect to copyright protection. Potential customers for the Company's products utilizing the DVD format may be deterred from purchasing such products due to the possibility that such products may become obsolete (as was the case with beta video cassettes). Failure of the Company's products in general (and its DVD-ROM, DVD Intelligent Loader, DVD Video Engine and DVD player products in particular) to attain significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

        RISK OF PLANNED EXPANSION OF CETAIN OPEATIONS. The Company plans to significantly expand its DVD player, DVD Intelligent Loader, DVD Video Engine and DVD-ROM operations, which could place a significant strain on its limited personnel, financial and other resources. The Company's ability to manage this growth may require significant expansion of certain of its product development, marketing and sales capabilities and personnel. The contemplated sale and distribution of products to licensees and subcontractors who will manufacture products incorporating the Company's products in diverse markets and the requirements of such manufacturers for design support will also place substantial demands on the Company's product development, quality control and sales functions. The failure of the Company's management to effectively expand or manage these functions consistent with any growth which may occur could have a materially adverse effect on the Company's business, financial condition and results of operations.

        DEPENDENCE ON LIMITED NUMBERS OF SUPPLIERS. The Company anticipates that its DVD products will incorporate optical components produced by a leading manufacturer. The Company has no contractual right to obtain any specified number of optical components from the manufactureand there can be no assurance that the Company will be able to meet all of its future needs for such components through the manufacturer. Should the Company's ability to obtain the requisite number of such components be limited for any lengthy period of time or if the cost of such manufacturer components increases, or if such components are only available to the Company at prices substantially higher than those paid by the Company's competitors for these optical components or other functionally equivalent optical components, the Company's ability to supply products to its customers on a competitive basis or at all could be materially and adversely affected. The Company is currently evaluating alternative sources of supply and anticipates that it will begin the process of qualifying optical components made by other suppliers to work with the Company's DVD products. However, the qualification process may take from six to twelve months to complete. There can be no assurance that the Company could successfully or economically convert its video engines to a DVD format. The Company's inability to obtain a sufficient quantity of optical components for its DVD products or chips for its Video CD products at a competitive cost would have a material adverse effect on the Company's business, financial condition and results of operations.

        RISKS ASSOCIATED WITH THE PANYU JOINT VENTURE. The Company entered into the Panyu Joint Venture in August 1997 to manufacture Video CD players and related products. Prior to that time the Company had no experience doing business in China (other than marketing products there).
 The Video CD market is highly competitive in China, with approximately
400 enterprises manufacturing and selling Video CD players there. The Company believes that the five largest of these companies control approximately 70% of the total Video CD player market share in China, with the remaining companies, including the Company, competing for approximately 30% of the market. This intense competition results in ever-increasing downward pressure on the Company's gross margins on Video CD players which are currently approaching approximately 5%, and the Company believes that such downward pressure will continue.

        Since its inception in August 1997, the Panyu Joint Venture has incurred losses of approximately $5,100,000. In addition the Panyu Joint Venture has ongoing liabilities which include an approximately $2,500,000 payable to a supplier of component parts, employee salaries and lease payments on the joint venture's facilities. The Company has not been able to achieve a breakeven level of Video CD player production at the Panyu Joint Venture, and because of decreasing margins due to intense competition, the Company does not expect this to continue production of the Video CD player for the Chinese consumer market.

        The Company believes that it may be possible for the Panyu Joint Venture's manufacturing facility to produce the level and quality of output required to compete effectively in the DVD player market. However, this will require, among other things, upgrading certain parts of the manufacturing facility's production capacity and process, providing additional training to the work force, and instituting more rigorous quality control measures. However, there can be no assurance that the Panyu Joint Venture will be able to achieve quality and output objectives in order to compete effectively in the DVD player market. In addition, the actions necessary to increase the Panyu Joint Venture's manufacturing capacity and to improve quality control at the Panyu Joint Venture's manufacturing facility may require substantial expenditures that may need to be funded by the Company in excess of its current financial commitment to the Panyu Joint Venture.

        In addition to intense competition, the Company has experienced increasingly severe problems with its local Chinese partner (the "JV Partner") in the Panyu Joint Venture. Based upon a recently completed investigative audit of the Panyu Joint Venture, the Company believes that the JV Partner diverted substantially all of the revenues generated by the Panyu Joint Venture (approximately $2.1 million) in fiscal 1998. In addition, the Company believes that the JV Partner removed substantial amounts of inventory from the Panyu Joint Venture's premises without authorization or payment. The Company has retained Chinese counsel to provide advice on how to recover such losses and is currently investigating available legal remedies. There can be no assurance, however, that the Panyu Joint Venture will be able to recoup any of the losses resulting from the improper conduct of the JV Partner.

        If the Panyu Joint Venture does not achieve its cash flow objectives within a reasonable period of time, the Company may be compelled to choose between contributing additional resources to the Panyu Joint Venture or risking the loss of its entire investment. Transfer of an interest in a Chinese equity joint venture, such as the Panyu Joint Venture, requires government approval and unanimous agreement among the parties. In addition, the parties in an equity joint venture may not reduce the amount of their registered capital until the expiration of the term of the joint venture or its dissolution in accordance with Chinese law. The term of the Panyu Joint Venture is 25 years.

        RAPID TECHNOLOGICAL CHANGE AND OBSOLESCENCE; RISKS ASSOCIATED WITH PRODUCT DEVELOPMENT, INTRODUCTIONS AND ANNOUNCEMENTS. The markets served by the Company are characterized by rapid technological advances, downward price pressure in the marketplace as technologies mature, changes in customer requirements, frequent new product introductions and enhancements, and price erosion. The Company's business requires substantial ongoing research and development efforts and expenditures, and its future success will depend on its ability to enhance its current products, reduce product costs and develop and introduce new products that both keep pace with technological developments in response to evolving customer requirements and that also achieve market acceptance. There can be no assurance that one or more of the Company's products will not be rendered noncompetitive or obsolete by technological advances or changing customer preferences. In addition, from time to time, the Company or others may announce products, features or technologies that have the potential to shorten the life cycle of or replace the Company's then existing products, including the Company's products that only use the MPEG-1 format. Such announcements could cause customers to defer the decision to buy or determine not to buy the Company's products or cause the Company's distributors to seek to return products to the Company, any of which could cause the Company to write down some or all of its inventory. Any such writedown could have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company has from time to time experienced delays in introducing new products and product enhancements, and there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements in the future. In 1996, the Company acquired all of the outstanding capital stock of ViComp Technology, Inc. At that time ViComp was engaged in the design and development of integrated circuits to decode MPEG-1 signals. However, to date ViComp has been unable to complete planned development of the ViComp MPEG-1 Chip for use in the Company's Video CD players and since approximately December 1997 all such development efforts at ViComp have been suspended. In order stay current in a market of rapidly changing technologies, the Company will be required to continue to invest in research and development to attempt to maintain and enhance its existing technologies, and there can be no assurance that it will have the funds available at such time as it will be necessary to do so.

        In addition to the difficulty of completing product development on certain products, some of the products offered by the Company may contain defects when they are first introduced or as new or enhanced versions are released. The Company has in the past discovered defects in certain of its new products, such as the karaoke jukebox, and in certain of its product enhancements. These defects have required correction by the Company, thereby resulting in delays in the marketing of such products or product enhancements. There can be no assurance that, despite significant quality control testing by the Company, defects will not be found in new products and product enhancements after commencement of commercial shipments, resulting in delays in or loss of market acceptance.

        The Company has identified and increased its product development and sales efforts in certain market segments, including the DVD-ROM, DVD Intelligent Loader, DVD Video Engine and DVD player segments, in which the Company believes the demand for its products will increase in the future. There can be no assurance that the Company's efforts in such market segments will result in increased revenues or profitability in the
future.   Moreover, there can be no assurance that the Company's
competitors will not introduce functionally similar products that could render the Company's products obsolete. If the Company is unable to develop new, or improve its current, products and technology in response to changes in customer demand, the Company's operating results and financial condition could be materially, adversely affected.

        RISKS OF INTERNATIONAL OPERATIONS. Sales outside the United States have accounted for approximately 79% of the Company's revenues from inception through March 31, 1998 (with sales to Hong Kong, China and
Taiwan accounting for approximately 55%, 10% and 7%, respectively, of the Company's revenues of $17,638,000 in fiscal 1998), and the Company believes that foreign sales will continue to account for a significant portion of its future revenues. The Company's four largest customers in fiscal 1998 were Carnival Honour Development Limited, Starnet, Wanyan Electronic Systems, Inc., and Serial Semiconductor Co., Ltd., which accounted for 30.6%, 8.6%, 7.7% and 7.7%, respectively, of the Company's revenues for that fiscal year. Moreover, the Company has been manufacturing Video CD players and "Video Engine" (a commercial application of its Video CD products) products utilizing subcontractors in China and Taiwan to produce Video CD, Video Engine and sub-assemblies. The Company has completed the process of shifting assembly of Video CD products to the Panyu Joint Venture in China to reduce manufacturing costs. The Company may establish manufacturing operations in other countries to meet local demand for its products in those markets when, if ever, such demand develops.

        The Company will be subject to all of the risks inherent in international operations in connection with its foreign operations, including work stoppages, transportation delays and interruptions, political instability in, or conflict between, countries in which the Company is doing business, such as South Korea, China and Taiwan, foreign currency fluctuations, economic disruptions, expropriation, the imposition of tariffs and import and export controls, the payment of significant customs duties to deliver products into markets such as China where the smuggling of competing products into such markets without the payment of duties may be widespread, changes in governmental policies (including United States trade policy toward certain countries such as China and Japan) and other factors which could have a material adverse effect on the Company's business, financial condition and results of operations. The recent currency and financial turmoil in a number of Asian countries has adversely impacted consumer demand for various products in certain of those countries. A prolonged or deepening crisis in these countries could have a material adverse effect on demand for the Company's products in these countries.

        The Company will also be subject to the burdens of complying with a wide variety of foreign laws and regulations. These international trade factors may, under certain circumstances, materially and adversely impact demand for the Company's products or the Company's ability to deliver its products in a timely manner, which in turn may have an adverse impact on the Company's relationships with its customers. In order to manufacture or market its products in foreign countries such as China, the Company may be required or deem it advisable to conduct these operations through joint ventures with local partners, which could expose the Company to various risks, including potentially reduced profitability of these operations for the Company and the need to share management control with such local partners. The Company's success will depend in part upon its ability to manage international marketing and sales operations and manufacturing relationships, which are generally more complex than domestic marketing and sales operations or manufacturing relationships.

        Should the Company substantially increase its product sales in South Korea or China or other countries, the Company anticipates that it will be required to significantly increase the amount of credit it extends to purchasers in these markets. The Company has had only limited experience in extending credit to foreign customers and will encounter increased risks in extending credit to new customers in these markets, including the creditworthiness of such customers and the difficulty of collecting accounts receivable in these countries. While the Company sells certain of its products in international markets and buys limited quantities of certain items incorporated into its products in currencies other than the U.S. dollar, the Company does not currently hedge its exposure to foreign currency fluctuations. As a result, currency fluctuations could have a material adverse effect on the Company's business and results of operations. With respect to international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could increase the effective price of, and reduce demand for, the Company's products relative to competitive products priced in the local currency.

        RISKS ASSOCIATED WITH MERGERS, ACQUISITIONS, DIVESTITURES AND JOINT VENTURES. An element of the Company's strategy is to pursue mergers, acquisitions, divestitures and joint ventures that would complement its existing range of products, augment its market coverage or enhance its technological capabilities or that may otherwise offer growth opportunities. Acquisitions and joint ventures made to date have failed to meet the Company's objectives for such operations and have contributed to the Company's substantial operating losses, and there can be no assurance that the Company's acquisition of DVD-ROM manufacturing capabilities and related license of DVD-ROM technology from Hyundai will meet the Company's business objectives. Any future mergers, acquisitions or joint ventures by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of
operations.   Mergers, acquisitions and joint ventures entail numerous
risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no, or limited, prior experience, the potential loss of key employees of acquired organizations or joint ventures and the need to share managerial control of joint ventures with one or more joint venture partners. No assurance can be given as to the ability of the Company to successfully integrate any acquired business, product, technology or personnel with the operations of the Company, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

        EFFECT OF TRADE DISPUTES. The United States has had disputes with China relating to trade and human rights issues and has considered trade sanctions against China and Japan. If trade sanctions were imposed, China or Japan could enact trade sanctions in response which, if imposed, could have a material adverse effect on the Company's business, financial condition and results of operations because of the proportion of the Company's business in those countries. Similarly, protectionist trade legislation could have a material adverse effect on the Company's ability to import and/or export products and to manufacture or to sell its products in foreign markets.

        RISKS ASSOCIATED WITH CONDUCTING BUSINESS IN CHINA. General economic conditions in China could have a significant impact on the business prospects of the Company. The economy of China differs from the economies of most countries belonging to the Organization for Economic Co-operation and Development in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self- sufficiency, rate of inflation and balance of payments position, among others. For over 40 years, the economy of China has been primarily a planned economy characterized by state ownership and control of productive assets and the management of such assets through a series of economic and social development plans. However, the adoption of economic reform policies since 1978 has resulted in a gradual reduction in the role of state economic plans in the allocation of resources, pricing and management of productive assets, an increased emphasis on the utilization of market forces, and rapid growth in the Chinese economy. At times, the economic reform measures adopted by the Chinese government may be inconsistent or ineffectual, and therefore the Company may not be able to enjoy the potential benefits of such reforms.

        The Company may also be adversely affected by changes in the political and social conditions in China, and by changes in governmental policies with respect to such matters as laws and regulations, methods to address inflation (including austerity measures that could adversely affect consumer demand for products such as DVD players and Video CD players), currency conversion and rates and methods of taxation.

        To date, a substantial portion of the revenues generated by the Company in China have been earned in Renminbi (the Chinese currency) and the Company expects that this will continue to be the case. Renminbi earnings must be converted to pay dividends or make other payments to the Company in U.S. dollars or other freely convertible currencies. As of December 1, 1996, the Renminbi became fully convertible for current account items, including profit distributions, interest payments and receipts and expenditures from trade. Certain ministerial approvals are needed to acquire foreign exchange for a current account transaction. Strict foreign exchange controls continue for capital account transactions (including repayment of loan principal and return of direct capital investments and transactions in investments in negotiable securities). In the past, there have been shortages of U.S. dollars or other foreign currency available for conversion of Renminbi, and it is possible such shortages could recur, or that restrictions on conversion could be reimposed, in the future at times when the Company is seeking to convert Renminbi. Prior to 1994, the Renminbi experienced a significant net devaluation against most major currencies, and during certain periods, significant volatility in the market-based exchange rate. In early 1994, the Renminbi experienced an approximately 35% devaluation against most major currencies, and the Renminbi to U.S. dollar exchange rate has largely stabilized since that time. However, China's finance minister has recently stated that a failure to attain China's target 8% growth in 1998 could affect the stability of the Renminbi. Given the current Asian financial crisis, there can be no assurance that the Renminbi to U.S. dollar exchange rate will remain stable or that the Company will continue to be able to remit foreign currency abroad.

        China's current legal system is relatively new, and the government is still in the process of developing a comprehensive system of laws. While considerable progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade, foreign investors may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local regulations by national laws or regulations. Moreover, experience with respect to the implementation, interpretation and enforcement of such laws and regulations is limited. Administrative and judicial interpretation and implementation and the enforcement of commercial claims and resolution of commercial disputes may be subject (as has recently been asserted by a number of American corporations doing business in China) to the exercise of considerable discretion by both administrative and judicial organs and may be influenced by external forces unrelated to the legal merits of a particular matter or dispute. Even where adequate laws exist and contractual terms are clearly stated, there can be no assurance that the Company will obtain swift and equitable enforcement of its rights under Chinese law.

        EXPROPRIATION. The Chinese government has, in the past, renounced various debt obligations incurred by predecessor governments, which obligations remain in default, and expropriated assets without compensation. There can be no assurance that Chinese government will not in the future expropriate or nationalize assets which may relate to any current or prospective business operations of the Company.

        RELIANCE ON STATISTICS. Statistics relating to economic, demographic, and general business data are not widely disseminated within or outside of China. Further, certain Chinese statistics may not be compiled in accordance with, or may not be subject to, Western standards of accuracy. The resultant imperfect information naturally hinders the performance of the Company's business planning or investment analysis and introduces risks in conducting business in China.

        RISKS ASSOCIATED WITH CONDUCTING BUSINESS IN SOUTH KOREA. As the Company expands its DVD-ROM operations in South Korea, general economic conditions in South Korea could have a significant impact on the business prospects of the Company and its operations there. South Korea has experienced severe economic problems in the last 12 months, including a slowing of GDP growth and export growth, currency devaluation and rising unemployment. In December 1997, the International Monetary Fund ("IMF") outlined and began to implement a reform program designed to stabilize to economy. The IMF monetary reforms include limiting money growth during 1998 to a rate consistent with 5% percent inflation and maintaining a flexible exchange rate policy. IMF fiscal reforms include the elimination of certain tax incentives and exemptions for corporations and an increase in value added tax, excise tax and transportation taxes, among others. There can be no assurance that such reforms, or that any future reforms, will not have a material adverse effect on the Company's operations in South Korea, and thereby have a material adverse effect on the Company's business, operations, prospects and financial results.

        The Company may also be adversely affected by changes in the political and social conditions in South Korea, and by changes in governmental policies with respect to such matters as laws and regulations, methods to address inflation (including austerity measures that could adversely affect consumer demand for products such as DVD products), currency conversion and rates and methods of taxation.

        In early 1998, the South Korean currency, the Won, reached its lowest exchange rate against the U.S. dollar in a decade. Given the current Asian financial crisis, there can be no assurance that the Won to U.S. dollar exchange rate will not decline further. Although the IMF policy has stated that Korea will maintain a flexible exchange rate, there can be no assurance that the Company will be able to obtain sufficient dollars for conversion of Won, or that the IMF or the South Korean government will not restrict the Company's ability to remit foreign currency earnings to the United States. It is possible shortages of the Won could occur, or that restrictions on conversion could be imposed in the future at times when the Company is seeking to convert Won. Any such restrictions could have a material adverse effect on the Company's business, operations, prospects and financial results.

        DEPENDENCE ON KEY PERSONNEL AND NEED FOR ADDITIONAL MANAGEMENT PERSONNEL. The Company's operations to date have depended in large part on the skills and efforts of Dr. Edmund Y. Sun, the Company's founder, Chairman and former Chief Executive Officer and, to a lesser extent, Thomas R. Parkinson, the Company's former President and Chief Executive Officer. The Company's operations also depend to a significant extent on the performance and continued service of certain other key employees, including Edward M. Miller, Jr., who was appointed the Company's Chief Executive Officer in June 1998 after previously serving as the Company's Chief Financial Officer, and Bob Werbicki, the Company's Vice President of Engineering. Competition for highly-skilled business, product development, technical and other personnel is intense, and there can be no assurance that the Company will be successful in recruiting new personnel as needed or in retaining any of its existing personnel. The Company may experience increased costs in order to retain and attract skilled employees. The Company's failure to attract additional qualified employees as needed or to retain the services of key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

        COMPETITION IN THE VIDEO CD PRODUCT AND DVD PRODUCT MARKETS. The Company's Video CD products currently compete with, and the Company's DVD products, when introduced, will compete with, products marketed by other manufacturers of Video CD players, subassemblies and components and DVD products, respectively, as well as with alternative methods of displaying audio and video such as video cassette players, laser discs, multimedia computers and game machines, as well as with other companies' products that use similar technologies. The large video entertainment markets of the United States and other industrial nations are currently served primarily by VHS video cassettes and laser discs, and there can be no assurance that DVD formats will be able to effectively compete for these markets in the future. A number of major electronics manufacturers have entered the DVD consumer entertainment market and many other major electronics manufacturers are expected to compete for this market should it expand significantly. In September 1997, a large U.S. consumer electronics retailer announced plans to back DIVX an alternative competing format called "DIVX," short for "digital video express." DIVX disks are designed to be viewable only a limited number of times. Unlike rented video cassette tapes, DIVX disks need not be returned to the retailer. It is possible that these two competing, but similar, technologies may create confusion in the minds of consumers that will result in consumers being hesitant to invest in DVD players until a dominant technology emerges. Most of the Company's competitors and potential competitors are substantially larger in size and have far greater financial, technical, marketing, customer service and other resources than the Company. Certain of the Company's potential competitors may have technological capabilities or other resources that would allow them to develop alternative products which could compete with the Company's products.

        Potential competitors may begin operations or expand their existing operations into the Company's proposed markets before the Company is able to successfully market its products. The Company's ability to effectively compete may be adversely affected by the ability of these competitors to offer their products at lower prices than the price of the Company's products and to devote greater resources to the sales and marketing of their products than are available to the Company.
Competition in the Video CD market generally occurs on the basis of price and features. To date, the Company has been unable to offer its customers products that are as competitively priced or as feature rich as its larger competitors and there can be no assurance that the Company will be able to do so in the future. Moreover, manufacturers of Video CD player sub-assemblies and components have substantially reduced the selling prices of these items and further reductions in those prices can be expected, which will require the Company to reduce its production costs in order to remain competitive in the Video CD player, sub-assembly and component markets. Although the Company has been reducing its costs of production for these products and is now focusing its efforts in the commercial Video CD business rather than the more competitive consumer Video CD business, there can be no assurance that it will be able to remain competitive or that its operations will not be materially adversely affected should competitors substantially reduce their prices in the future. There can be no assurance that future technological advances will not result in improved products or services that could adversely affect the Company's business. Competition in the electronics industry also extends to attracting and retaining qualified technical and marketing personnel, and there can be no assurance that the Company will be successful in attracting and retaining such qualified personnel.

        COMPETITION IN DIGITAL AD INSERTION MARKET. Since August 1997, the Company, through its New Media Division, has competed against other suppliers of digital advertisement insertion systems, which provide cable television operators with the ability to selectively insert local and regional advertising into cable channel video streams. The digital ad insertion market is highly competitive and is currently dominated by two suppliers, SeaChange International Inc. and SkyConnect, Inc. Based on its experience to date, and the substantial cash drain created by the New Media Division, the Company does not believes that it can compete effectively in the digital ad insertion market. Thus, the Company has decided to exit the digital ad insertion business. The Company is currently exploring various options to ensure an orderly liquidation of assets remaining in the New Media Division.

        DEPENDENCE ON NONAFFILIATED AND FOREIGN MANUFACTURERS. To date, the Company has primarily relied on subcontractors and licensees, most of whom have been located in China or Taiwan, to manufacture its products or products incorporating the Company's products. None of these manufacturers are contractually obligated to meet the long-term production requirements of the Company. There can be no assurance that the Company will be successful in entering into any such future manufacturing arrangements with third parties on terms acceptable to the Company, or at all. As the Company begins to manufacture DVD products in South Korea, the Company may rely on subcontractors and/or licensees.
The Company's arrangements with manufacturers in South Korea or elsewhere may not prevent these manufacturers from entering into similar arrangements with competitors of the Company or competing directly with the Company. The Company's reliance on third parties for manufacturing components of its products reduces the Company's control over the manufacture of its products and makes the Company substantially dependent upon such third parties to deliver its products in a timely manner, with satisfactory quality controls and on a competitive basis. On several occasions, the Company has had a number of its products manufactured in Taiwan returned to it by customers due to quality control problems.
There can be no assurance that the Company will not experience quality control problems or require product recalls in the future in its foreign manufacturing operations that could have a material adverse effect on the Company's business, financial condition and results of operations. Further, foreign manufacturing is subject to a number of risks inherent in foreign operations, including risks associated with the availability of and time required for the transportation of products from such foreign countries and increased risks of theft by personnel of source codes and other proprietary product information in countries where intellectual property is not well protected by law. Although the Company has experienced certain quality control problems in connection with the Panyu Joint Venture's initial production of Video CD players, the Company believes that manufacturing Video CD players and other products through the Panyu Joint Venture ultimately will enable the Company to exercise greater control over the quality of such products and the manufacturing capacity required to make such products.

        LIMITED SALES AND MARKETING EXPERIENCE. The Company's operating results will depend to a large extent on its ability to successfully sell and market its Video CD products, DVD products and network video products. The Company currently has limited marketing capabilities. There can be no assurance that the Company will be able to recruit, train or retain qualified personnel to market and sell its products or that it will develop a successful sales and marketing strategy. The Company also has very limited marketing experience. There can be no assurance that any marketing efforts undertaken by the Company will be successful or will result in any significant sales of its products.

        RISKS OF LIMITED PROTECTION FOR COMPANY'S INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND INFRINGEMENT OF THIRD PARTIES' RIGHTS. The
Company regards its products as proprietary and relies primarily on a combination of patent, trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. The Company possesses certain patent rights which may limit competition against it in certain areas of the digital ad insertion market, and has applied for patent protection in the United States and certain other countries covering certain of the technologies that relate to its digital ad insertion systems and network video systems. There are few barriers to entry into the market for many of the Company's products, and there can be no assurance that any patents applied for by the Company will be granted for any of these technologies or that the scope of any patent claims allowed will be sufficiently broad to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, many of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology.
Further, the Company distributes certain of its products in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of the Company's rights may be ineffective in such countries, and software developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Software piracy and ineffective legal protection of the Company's software in foreign jurisdictions may cause substantial losses of sales by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

        There can also be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. If infringement is alleged, the Company could be required to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to the Company.

        The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel.

        CONTROL BY INSIDERS. The Company's directors and officers, together with Hyundai (a principal shareholder of the Company), beneficially own shares of the Company's capital stock representing in excess of 50% of the total voting power of the Company. Accordingly, it is likely that they will continue to be able to elect at least a majority of the Company's directors and thereby direct the policies of the Company for the foreseeable future.

        CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROWED SECURITIES. In the event that certain shares of Common Stock and certain options to purchase Common Stock which were deposited into an escrow in connection with the IPO ("Escrow Securities") owned by securityholders of the Company who are officers, directors, consultants or employees of the Company, or 140,760 shares received by Dr. Edmund Y. Sun in the ViComp Acquisition that were escrowed in connection with the Company's follow-on offering are released from escrow (the "Escrow Acquisition Shares"), compensation expense will be recorded for financial reporting purposes. Therefore, in the event the Company attains any of the earnings or stock price thresholds required for the release of the Escrow Securities and the foregoing Escrow Acquisition Shares owned by Dr. Sun, the release will be treated, for financial reporting purposes, as expense of the Company. Accordingly, the Company will, in the event of the release of the Escrow Securities or Dr. Sun's Escrow Acquisition Shares, recognize, during the period that the conditions for such release are met, a substantial non-cash charge to earnings that would increase the Company's loss or reduce or eliminate earnings, if any, at such time. The amount of those charges will be equal to the aggregate market price of such Escrow Securities or Escrow Acquisition Shares at the time of release from escrow. Although the amount of expense recognized by the Company will not affect the Company's total shareholders' equity or cash flow, it may depress the market price of the Company's securities.

        EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. The Company previously has issued or granted warrants and stock options, some of which are currently exercisable, for a substantial number of shares of the Company's common stock. Holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.
 Moreover, while these options and warrants are outstanding, the Company's ability to obtain financing on favorable terms may be adversely affected. If the trading price of the Company's common stock at the time of exercise of any such options or warrants exceeds the exercise price, as the Company anticipates it will, such exercise will have a dilutive effect on the Company's shareholders.

        POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER PROVISIONS. The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of Preferred Stock on terms which may be fixed by the Company's Board of Directors without further shareholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock and thereby reduce the value of the Common Stock. The issuance of preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock. In addition, the agreement governing the Escrow Securities contains certain procedures that may make a possible takeover of the Company more difficult.

        POSSIBLE VOLATILITY OF PRICE OF SECURITIES. The Company believes factors such as quarterly fluctuations in financial results and announcements of new technology in the entertainment industry may cause the market price of the Company's securities to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the securities.